Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in each of the registration statements on Form S-3 (Nos. 333-188653 and 333-188654) of Calumet Specialty Products Partners, L.P. and Calumet Finance Corp. and in the registration statement (No. 333-186961) on Form S-8 of Calumet Specialty Products Partners, L.P., of our report dated June 7, 2013 with respect to the balance sheet of Royal Purple, Inc. as of December 31, 2011, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended, which report appears in this Current Report on Form 8-K of Calumet Specialty Products Partners, L.P.

/s/ Briggs & Veselka Co.

Houston, Texas

June 7, 2013